                                                                    EXHIBIT 23.2



                              Accountants' Consent
                              --------------------



  The Board of Directors
  Lion Oil Company:


  We consent to incorporation by reference in the registration statement on Form S-2 of TransMontaigne Oil Company of our report dated July 19, 1996 relating to the consolidated balance sheets of Lion Oil Company as of April 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1996, which report appears in the April 30, 1996 annual report on Form 10-K of TransMontaigne Oil Company, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for income taxes effective May 1, 1993.


                                KPMG Peat Marwick LLP


  Jackson, Mississippi
  January 13, 1997